Exhibit 99.2

LANTHEUS HOLDINGS, INC. AND SUBSIDARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2016

(in thousands, except share data)	As Reported	Pro Forma Adjustments (1)	Pro Forma As Adjusted
Assets
Current assets
Cash and cash equivalents	$54,851	$1,237	$56,088
Accounts receivable, net	39,457	(1,639)	37,818
Inventory	14,433	(394)	14,039
Other current assets	4,282	(189)	4,093

Total current assets	113,023	(985)	112,038
Property, plant and equipment, net	84,422	(1)	84,421
Capitalized software development costs, net	8,121	—	8,121
Intangibles, net	17,949	(260)	17,689
Goodwill	15,714	—	15,714
Other long-term assets	20,038	(47)	19,991

Total assets	$259,267	$(1,293)	$257,974

Liabilities and Stockholders’ Deficit
Current liabilities
Line of credit	—	—	—
Accounts payable	12,778	(489)	12,289
Accrued expenses and other liabilities	17,664	(426)	17,238
Current portion of long-term debt	3,650	—	3,650

Total current liabilities	34,092	(915)	33,177
Asset retirement obligations	8,650	—	8,650
Long-term debt, net	348,838	—	348,838
Other long-term liabilities	34,055	82	34,137

Total liabilities	425,635	(833)	424,802

Commitments and contingencies
Stockholders’ deficit
Preferred stock	—	—	—
Common stock	303	—	303
Additional paid-in capital	176,545	—	176,545
Accumulated deficit	(341,487)	(1,041)	(342,528)
Accumulated other comprehensive loss	(1,729)	581	(1,148)

Total stockholders’ deficit	(166,368)	(460)	(166,828)

Total liabilities and stockholders’ deficit	$259,267	$(1,293)	$257,974

LANTHEUS HOLDINGS, INC. AND SUBSIDARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2016

(in thousands, except per share data)	As Reported	Pro Forma Adjustments (2)(3)	Pro Forma As Adjusted
Revenues	$154,440	$(4,834)	$149,606
Cost of goods sold	84,988	(4,185)	80,803

Gross profit	69,452	(649)	68,803

Operating expenses
Sales and marketing expenses	19,150	(72)	19,078
General and administrative expenses	18,751	(215)	18,536
Research and development expenses	5,644	—	5,644

Total operating expenses	43,545	(287)	43,258
Gain on sale of assets	5,945	—	5,945

Operating income	31,852	(362)	31,490
Interest expense, net	(13,996)	—	(13,996)
Other income, net	454	45	499

Income before income taxes	18,310	(317)	17,993
Provision for income taxes	637	33	670

Net income	17,673	(350)	17,323

Net income per common share:
Basic	$0.58		$0.57
Diluted	$0.58		$0.57
Weighted average common shares outstanding
Basic	30,373		30,373
Diluted	30,454		30,454

LANTHEUS HOLDINGS, INC. AND SUBSIDARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share data)	As Reported	Pro Forma Adjustments (2)(3)	Pro Forma As Adjusted
Revenues	$293,461	$(9,678)	$283,783
Cost of goods sold	157,939	(7,977)	149,962

Gross profit	135,522	(1,701)	133,821

Operating expenses
Sales and marketing expenses	34,740	(134)	34,606
General and administrative expenses	43,894	(322)	43,572
Research and development expenses	14,358	—	14,358

Total operating expenses	92,992	(456)	92,536

Operating income	42,530	(1,245)	41,285
Interest expense, net	(38,691)	—	(38,691)
Loss on extinguisment of debt	(15,528)	—	(15,528)
Other expense, net	(89)	(265)	(354)

Loss before income taxes	(11,778)	(1,510)	(13,288)
Provision for income taxes	2,968	(325)	2,643

Net loss	(14,746)	(1,185)	(15,931)

Net loss per common share:
Basic and diluted	$(0.60)		$(0.65)
Weighted average common shares outstanding
Basic and diluted	24,440		24,440

(1)	Pro Forma Adjustments represent: (a) cash proceeds of $1.5 million ($2.0 million AUD) less estimated transaction costs and (b) the related assets and liabilities that were included in the share purchase agreement.
(2)	Pro Forma Adjustments represent the elimination of historical revenues and expenses contributing to consolidated results relating to the Australian subsidiary.
(3)	Pro Forma Adjustments do not include revenues and expenses related to the long-term supply and distribution contract entered into by the Company and Global Medical Solutions, Ltd.

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